Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Fourth Quarter 2013 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA February 20, 2014 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth quarter and full year 2013 and provided annual financial guidance for 2014.

Highlights

•	Fourth-quarter sales grew 5.1% excluding currency effects

•	Fourth-quarter adjusted diluted EPS rose 26.7% to $0.38 per share
- Reported EPS of $0.33 includes discrete tax items

•	Expects 2014 revenue growth in the range of 6% to 8%, excluding currency effects

•	Provides 2014 adjusted diluted EPS guidance in the range of $1.75 to $1.89

Summary comparative results for the fourth quarter were as follows:

($ millions, except per-share data)	Three Months Ended December 31,
	2013	2012
Net Sales	$342.7	$321.5
Gross Profit Margin	31.1%	30.3%
Reported Operating Profit	36.9	31.5
Adjusted Operating Profit(1)	36.9	32.0
Reported Diluted EPS(2)	$0.33	$0.30
Adjusted Diluted EPS(1)(2)	$0.38	$0.30

(1)	Adjusted operating profit and adjusted diluted EPS are Non-GAAP measurements. See discussion under the heading "Non-GAAP Financial Measures” in this release.

(2)	Historic EPS figures are adjusted for the stock split that occurred on September 26, 2013.

Consolidated sales grew by 6.6% (5.1% excluding currency effects), or $21.2 million compared to the fourth quarter of 2012. Sales grew in both business segments and across principal product categories, including growth of 4.0% for high-value products and 5.0% for standard components in Pharmaceutical Packaging Systems (PPS) and an increase of

6.6% for proprietary products and 7.2% for contract manufacturing revenues in Pharmaceutical Delivery Systems (PDS).

Consolidated gross profit grew 9.3% when compared to the fourth quarter of 2012, to $106.6 million, and the gross profit margin improved 0.8 margin points, to 31.1%, on efficiency and sales-mix improvements in both business segments.

R&D costs increased to $9.7 million and 2.8% of revenue in the quarter, compared to $8.6 million and 2.7% of revenue in the prior-year period, mostly due to increasing investments in high-value products development. SG&A costs of $60.0 million were marginally higher, and were 17.5% of revenue, or 0.7 margin points lower than in the 2012 quarter. Compared to the prior-year period, increases in SG&A in the current quarter that were principally compensation-related were substantially offset by other reductions, primarily the non-recurring cost of relocating the Company’s headquarters and principal research facilities during the 2012 period.

Sales growth and margin expansion were responsible for a 15.3% increase in operating profit, to $36.9 million, compared to $32.0 million of adjusted operating profit in the prior-year period.

The adjusted annual effective tax rate (ETR) for 2013 declined to 24.9%, from the 25.8% ETR used through the third-quarter of 2013, and from 27.3% in the prior-year. These rates exclude the effects of items described in “Non-GAAP Financial Measures” below. Adjusted net income improved to $27.1 million from $21.3 million in the 2012 quarter, and yielded a 26.7% increase in adjusted diluted EPS of $0.38 in the quarter, compared to $0.30 in the prior-year period, adjusted for the intervening two-for-one stock split.

Executive Commentary

“Our solid fourth-quarter performance concludes an exceptional year for West,” said Donald E. Morel Jr., PhD, West’s Chairman and Chief Executive Officer. “Accelerated sales growth in PPS, led in earlier quarters of 2013 by European growth, was supplemented by very strong performances in Asia and South America at the end of the year. In PDS, proprietary safety product sales were up nicely and contract manufacturing rebounded on added volumes for existing business. Results for the full-year were better than our expectations at the start of 2013, with margins and adjusted diluted EPS that exceeded the ranges we established a year ago.”

“For 2014, we expect adjusted diluted EPS to be in the range of $1.75 to $1.89 on year-over-year revenue growth in the range of 6% to 8%, excluding currency. A comparative decline in the PPS backlog at year end reflects a combination of factors, including several customers completing strategic stock-building, and our improved delivery performance and resulting shorter lead-times, particularly for some key high-value products. We expect these factors to limit first-quarter 2014 performance, but we believe the impact will be temporary and the guidance reflects our optimism for the full year.”

“2013 was a year of significant progress in the execution of our long-term growth strategy. In 2014, we will remain focused on expanding high-value products in Packaging Systems and building our proprietary business in Delivery Systems. West is well positioned to benefit from global demographics, greater access to healthcare, and the improved pipeline of new injectable drugs coming to market. The global West team is committed to delivering another year of solid growth for our shareholders.”

Pharmaceutical Packaging Systems

PPS fourth-quarter sales were $241.5 million, 6.1% higher than the $227.7 million reported in the fourth quarter of 2012 (4.5% higher, excluding currency effects). Standard packaging component sales grew at 5.0% and high-value products grew 4.0%, excluding currency effects. Product-category growth was notable for Teflon®-coated components, the Envision™ product line, and standard vial and cartridge closure components. Among geographic regions, sales in the smaller, developing markets in Asia and South America generated very strong growth, while sales in the U.S. and Europe were modestly higher.
Gross profit of $84.4 million was 7.2% higher than in the prior-year quarter, and gross profit margin improved 0.3 margin points to 34.9%. The improvement in gross margin was due to a somewhat more profitable sales mix. Higher selling prices essentially equaled and offset production cost increases, which included repairs and maintenance associated with higher production levels, and costs of operating the new rubber facility in China.
SG&A costs rose $2.1 million compared to the prior-year period, to $32.9 million, and were 0.1 percentage points higher as a percentage of sales, at 13.6%. The cost increases were associated with annual merit pay adjustments, new hiring in support of expansion, primarily in Asia, performance-based compensation, and other costs incurred in pursuing supply-chain efficiency initiatives. Research and development costs increased to $4.2 million from $3.0 million due to further investments in next-generation components and new products. Operating profit grew 6.6% to $47.0 million, compared to $44.1 million in the prior-year period, yielding an operating margin of 19.5%.

Pharmaceutical Delivery Systems

PDS sales were $101.8 million in the fourth quarter, or 8.3% higher than reported in the comparable 2012 period, and were 7.0% higher excluding currency effects. Improvements included growth in both proprietary product sales, which grew 6.6%, and contract manufacturing revenue, which improved by 7.2%, excluding currency effects. Proprietary products comprised 25% of segment sales in both periods. Proprietary product growth was led by added demand for the éris™ syringe safety device, and the modest increase in CZ products was again led by lower-margin cartridges for pre-commercial use by customers, followed by vials for generic drug applications. Growth in contract manufacturing was attributed to a broad-based increase in customer demand under existing programs, notably including customers’ diabetes-related diagnostic and drug administration devices.

The increased sales volumes yielded production efficiencies that drove a 1.8 percentage-point increase in gross margin, to 21.8%. The combination of the sales and margin improvements produced gross profit of $22.2 million, a 17.8% increase over the comparable 2012 quarter.

SG&A costs grew to $11.0 million in the quarter, a $1.4 million increase over the prior-year period. The increase was due to volume-driven increases in sales commissions, and to other outside service needs, including legal and information technology-related costs. R&D costs of $5.5 million were substantially unchanged compared to the 2012 period and continue to be focused on the further development of CZ products and administration systems.

Other income declined from $2.2 million to $0.3 million as the prior-year period included $2.4 million of non-recurring income associated with having achieved a developmental milestone relating to one of the Company’s proprietary devices. As a result, operating profit was $6.0 million, compared to $5.8 million in the 2012 period.

Corporate and Other

General corporate costs declined $3.3 million to $7.3 million, due to absence of costs incurred in the prior year period in connection with the relocation of the Company’s headquarters and principal research facilities, and reductions in legal, financial and other consulting services costs. Stock-based compensation expense increased from $3.7 million in the prior-year period to $5.6 million in the current quarter, due to share price appreciation in the quarter, intervening performance share and stock option grants and improved performance relative to program goals. U.S. pension expense declined $0.4 million, primarily the effects of changes in actuarial valuations.

Net interest expense was $3.4 million in the quarter, $0.2 million higher than in the 2012 quarter, due to a reduction in interest costs capitalized during the quarter. Income tax expense reflects an annual effective tax rate (ETR) of 24.9% on adjusted pre-tax profit, which compares favorably to the 25.8% rate used through the third quarter of 2013, due primarily to the impact of changes in the global composition of earnings and applicable local tax rates comprising the ETR. The rate is also lower than the 27.3% 2012 annual ETR, which did not include the benefit of any U.S. tax credit for increasing research activities in 2012, which was reinstated with retroactive effect in 2013. These rates exclude the effects of items described in “Non-GAAP Financial Measures” below.

Financial Guidance

West's expected full-year 2014 revenue and EPS guidance is summarized below:

(in millions, except EPS)	2014 Estimated Guidance	2013 Results
Consolidated net sales	$1,450 to $1,480	$1,368.4
Consolidated gross profit margin (% of sales)	31.9% to 32.4%	31.8%
Pharmaceutical Packaging Systems sales	$1,050 to $1,070	$996.0
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	36.2% to 36.7%	36.3%
Pharmaceutical Delivery Systems sales	$400 to $410	$374.1
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	20.3% to 21.3%	19.6%
Full-Year diluted EPS	$1.75 to $1.89	$1.57
Full-Year adjusted diluted EPS (3)	$1.75 to $1.89	$1.63

(3)	Adjusted diluted EPS is a Non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.35 for the remainder of 2014.

The Company’s estimated guidance for 2014 includes between $10 million and $20 million in growth from sales and development income associated with PDS’ proprietary products, including CZ and SmartDose. Most of that growth is associated with customers’ research and development efforts incorporating West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

The 2014 consequences of those items described in “Non-GAAP Financial Measures,” which were excluded from the calculation of adjusted diluted EPS in 2012 and 2013, and further similar items that may be incurred during 2014, are excluded from the adjusted diluted EPS guidance for 2014.

The Company estimates its 2014 capital spending at between $125 million and $145 million. Capital spending in 2013 was $151.9 million, including $35 million of 2013 funding associated with the Company’s new headquarters and research facility, most of which was incurred and recorded in earlier years.

Fourth-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 800-510-9691 (U.S.) or 617-614-3453 (International). The passcode is 13353040.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site two hours after the live call and will be available through Thursday, March 6, 2014, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 84891951.

Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the years ended December 31, 2012 and, when available, 2013.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Adjusted operating profit

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.

In calculating adjusted operating profit, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items. A reconciliation of these adjusted non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three-month and full-year periods presented in the accompanying tables:

Restructuring, impairment & related charges - During the three months ended December 31, 2012, we incurred restructuring, impairment and related charges of $0.2 million, all of which were associated with the restructuring plan announced in December 2010. During the twelve months ended December 31, 2012, we incurred restructuring, impairment and related charges of $5.5 million, the majority of which related to impairment charges of $3.4 million, as we concluded that the estimated fair value of one of our product lines no longer exceeded the carrying value of the related assembly equipment and intangible asset. The remaining charges during the twelve months ended December 31, 2012 were associated with the restructuring plan announced in December 2010.

Acquisition-related contingencies - During the three and twelve months ended December 31, 2012, we increased the liability for contingent consideration related to our 2010 acquisition of technology used in our SmartDose™ electronic patch injector system by $0.3 million and $1.2 million, respectively, due to the time value of money and changes in sales projections.

Extinguishment of debt - During the twelve months ended December 31, 2013, we repurchased $2.5 million in aggregate principal amount of our 4.00% Convertible Junior Subordinated Debentures Due 2047, resulting in a pre-tax loss on debt extinguishment of $0.2 million, the majority of which consisted of the premium over par value. During the twelve months ended December 31, 2012, we recognized a pre-tax loss on debt extinguishment of $11.6 million related to our repurchase of $158.4 million of the convertible debentures, which consisted of a $6.2 million premium over par value, a $4.4 million write-off of unamortized debt issuance costs and $1.0 million in transaction costs.

Discrete tax items - During the three and twelve months ended December 31, 2013, we recorded a discrete tax charge of $3.5 million, which primarily related to the finalization of an agreement with the local tax authorities in Israel. In addition, a portion of the charge was attributed to the settlement of a tax audit in Israel for the years 2009 through 2011. In addition, during the twelve months ended December 31, 2013, we recorded a discrete tax charge of $1.3 million resulting from the impact of a change in the enacted tax rate in the United Kingdom on our previously-recorded deferred tax asset balances and a discrete tax benefit of $1.3 million related to the January 2013 reinstatement of the U.S. tax credit for increasing research activities. In accordance with U.S. GAAP, although the research tax credit was reinstated on a retroactive basis to January 1, 2012, the credit was not taken into account for financial reporting purposes until 2013. During the twelve months ended December 31, 2012, we recorded a discrete tax charge of $1.8 million resulting from the impact of intercompany dividends on foreign tax credits and the impact of changes in tax rates in certain foreign tax jurisdictions on our deferred tax balances. During the twelve months ended December 31, 2012, we also recorded a discrete tax charge of $0.3 million due to the reduction of deferred tax assets associated with the legal restructuring of the ownership of our Puerto Rico operations.

The accompanying tables include the Non-GAAP measure of net debt to total invested capital, which management believes provides a useful measure of the comparative degree of West’s financial leverage. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2013		2012		2013		2012
Net sales	$342.7	100%	$321.5	100%	$1,368.4	100%	$1,266.4	100%
Cost of goods and services sold	236.1	69	224.0	70	933.7	68	878.7	69
Gross profit	106.6	31	97.5	30	434.7	32	387.7	31
Research and development	9.7	3	8.6	2	37.9	3	33.2	3
Selling, general and administrative expenses	60.0	18	58.6	18	234.9	17	218.1	17
Restructuring and other items	—	—	0.5	—	—	—	6.7	—
Other expense /(income), net	—	—	(1.7)	—	(0.5)	—	(5.4)	—
Operating profit	36.9	11	31.5	10	162.4	12	135.1	11
Loss on debt extinguishment	—	—	—	—	0.2	—	11.6	1.0
Interest expense, net	3.4	1	3.2	1	15.1	1	14.9	1
Income before income taxes	33.5	10	28.3	9	147.1	11	108.6	9
Income tax expense	10.7	3	7.3	2	40.2	3	32.7	3
Equity in net income of affiliated companies	0.8	—	0.1	—	5.4	—	4.8	—
Net Income	$23.6	7%	$21.1	7%	$112.3	8%	$80.7	6%
Net income per share:
Basic	$0.34		$0.31		$1.61		$1.19
Assuming dilution	$0.33		$0.30		$1.57		$1.15
Average common shares outstanding	70.1		68.4		69.6		68.0
Average shares assuming dilution	72.2		70.0		71.4		71.8

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2013	2012	2013	2012
Pharmaceutical Packaging Systems	$241.5	$227.7	$996.0	$915.1
Pharmaceutical Delivery Systems	101.8	94.0	374.1	352.1
Eliminations	(0.6)	(0.2)	(1.7)	(0.8)
Consolidated Total	$342.7	$321.5	$1,368.4	$1,266.4

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$47.0	$44.1	$217.0	$187.5
Pharmaceutical Delivery Systems	6.0	5.8	9.4	18.4
U.S. pension expense	(3.2)	(3.6)	(12.9)	(14.4)
Stock-based compensation expense	(5.6)	(3.7)	(21.2)	(15.5)
General corporate costs	(7.3)	(10.6)	(29.9)	(34.2)
Adjusted Operating Profit	36.9	32.0	162.4	141.8
Restructuring and other items	—	(0.5)	—	(6.7)
Reported Operating Profit	$36.9	$31.5	$162.4	$135.1

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Three-months ended December 31, 2013	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$36.9	$10.7	$23.6	$0.33
Discrete tax items	—	(3.5)	3.5	0.05
Adjusted (Non-GAAP)	$36.9	$7.2	$27.1	$0.38

Three-months ended December 31, 2012	Operating Profit	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$31.5	$7.3	$21.1	$0.30
Restructuring, impairment & related charges	0.2	0.4	(0.2)	—
Acquisition-related contingencies	0.3	(0.1)	0.4	—
Discrete tax items	—	—	—	—
Adjusted (Non-GAAP)	$32.0	$7.6	$21.3	$0.30

Year ended December 31, 2013	Operating Profit	Loss on debt extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$162.4	$0.2	$40.2	$112.3	$1.57
Extinguishment of debt	—	(0.2)	—	0.2	—
Discrete tax items	—	—	(3.6)	3.6	0.06
Adjusted (Non-GAAP)	$162.4	$—	$36.6	$116.1	$1.63

Year ended December 31, 2012	Operating Profit	Loss on debt extinguishment	Income Tax Expense	Net Income	Diluted EPS
Reported (GAAP)	$135.1	$11.6	$32.7	$80.7	$1.15
Restructuring, impairment & related charges	5.5	—	2.0	3.5	0.05
Acquisition-related contingencies	1.2	—	0.2	1.0	0.01
Extinguishment of debt	—	(11.6)	1.8	9.8	0.14
Discrete tax items	—	—	(2.1)	2.1	0.03
Adjusted (Non-GAAP)	$141.8	$—	$34.6	$97.1	$1.38

Please refer to the “Non-GAAP Financial Measures” for more information.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Twelve Months Ended December 31,
	2013	2012
Depreciation and amortization	$85.2	$76.9
Operating cash flow	$220.5	$187.4
Capital expenditures	$151.9	$131.3

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of December 31, 2013	As of December 31, 2012
Cash and Cash Equivalents	$230.0	$161.9
Debt	$373.5	$411.5
Equity	$906.4	$728.9
Net Debt to Total Invested Capital †	13.7%	25.5%
Working Capital	$413.8	$295.5

† Net Debt and Total Invested Capital are Non-GAAP measures. Please refer to “Non-GAAP Financial Measures” for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® is a registered trademark of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.
Teflon® is a registered trademark of DuPont.